Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-130983, 333-152013, 333-152014, 333-157972, 333-157974, 333-165780, 333-165781, 333-173203, 333-173204 and 333-180037 on Form S-8 and Registration Statement Nos. 333-175288 and 333-144126 on Form S-3, of our reports dated March 8, 2013, relating to the consolidated financial statements and financial statement schedule of AtriCure, Inc., and subsidiaries, and the effectiveness of AtriCure Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of AtriCure, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectuses, which are part of the Registration Statement Nos. 333-175288 and 333-144126 on Form S-3.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

March 8, 2013